NAME OF REGISTRANT

Franklin New York Tax-Free Trust
File No. 811-04787

EXHIBIT ITEM No. 77M: Mergers

Pursuant to an Agreement of Merger between Franklin New York Tax-Free Trust, on behalf of Franklin New York Intermediate-Term Tax-Free Income Fund
("New York Fund") and HSBC Investor Funds on behalf of HSBC Investor
New York Tax-Free Bond Fund ("HSBC Fund"), the New York Fund has acquired all of the property, assets and goodwill of the HSBC Fund on June 19, 2009, in exchange solely for shares of common stock of New York Fund and the distribution, pursuant to the Agreement of Merger, of the HSBC Fund shares of common stock to New York Fund.